                                  CONFIDENTIAL

                               SEVERANCE AGREEMENT


                  This SEVERANCE AGREEMENT is executed by U. S. Interactive, Inc. (hereinafter referred to as "USI") and Richard Masterson (hereinafter referred to as "Masterson").

                                   WITNESSETH:

                  WHEREAS, Masterson is currently an employee and a director and President of USI; and

                  WHEREAS, Masterson has agreed to resign from his employment with USI, and from his office of President and as a Director, and USI has agreed to accept Masterson's resignations;

                  WHEREAS, USI is preparing to effect its initial underwritten public offering of its common stock (the "Offering");

                  WHEREAS, USI intends to register shares of its common stock under the Securities Act of 1933 (the "Securities Act") for sale in the Offering; and

                  WHEREAS, Masterson desires to sell certain of his shares of USI common stock in the Offering;

                  NOW THEREFORE, in consideration of the obligations of the parties hereto, and other consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  1. Resignation. USI and Masterson hereby agree that as of this date Masterson is no longer employed by USI and that Masterson does hereby resign as of this date from all officer positions and director positions of USI and all USI affiliates.

                  2. Severance Compensation: USI shall pay to Masterson the sum of One Hundred Thirty one Thousand Two Hundred Fifty Dollars ($131,250). This sum will be paid in equal periodic payments throughout the next nine (9) months, in accordance with USI's normal payroll disbursements, or at such earlier times at the discretion of USI. These payments are to be made irrespective of any other employment Masterson may obtain. USI will make state and federal tax deductions, social security deductions, and all other appropriate deductions from these severance payments and any other payments hereunder. If Masterson breaches any material obligation set forth in this document or in the agreements referred to in Section 6, and if such breach is curable and is not cured within ten (10) days after Masterson is aware of such breach or receives notice of such breach, whichever is earlier, all payments set forth in this section and the benefits and insurance coverages set forth in Section 5 will immediately terminate.

                  3. Vacation Compensation: USI and Masterson agree that Masterson has no accrued, unused vacation.

                  4. Stock Options: Masterson may exercise his 51,948 currently vested options for shares of USI stock during the period of ninety (90) days immediately after the date hereof. All options for shares not vested as of this date (11,103 exercisable on 1/1/00) are deemed to be vested immediately upon execution by Masterson and USI of this Agreement and are exercisable for a period of ninety (90) days immediately after the date hereof. The 51,948 options and the 11,103 options are hereinafter referred to as the "Vested Options". Masterson must exercise the Vested Options in accordance with the Amended and Restated 1997 U.S. Interactive Stock Option Plan and the Option Agreement dated June 15, 1998. USI and Masterson acknowledge that upon execution by Masterson and USI of this Agreement that Masterson has 63,051 Vested Options at an exercise price of $3.85 per option.

                  5. Insurance and Other Benefits: USI will continue at USI's sole expense the existing coverage of Masterson and his family (to the extent applicable) for health, life, disability and dental care for a period of nine
(9) months after the date hereof. Thereafter, Masterson will be eligible to continue his coverage in accordance with applicable law. USI will provide Masterson information regarding his eligibility for such benefits and his obligations pursuant to applicable law including, without limitation, COBRA. Masterson understands and agrees that following the nine (9) month period, he will be solely responsible for making any applicable premium payments. USI shall reimburse Masterson for auto expenses up to a maximum of $500 per month, in accordance with the reimbursement practices of USI until final payment of the severance compensation set forth in Section 2.

                  6. Existing Agreements. Masterson does hereby affirm his obligations under and agrees that he remains subject to (i) the Employee Non-Disclosure, Assignment of Developments, Non-Solicitation and Non-Competition Agreement executed by him on June 28, 1996, as modified by Exhibit A attached hereto; (ii) the Second Amended and Restated Investors' Rights Agreement dated as of March 12, 1999; and (iii) the Second Amended and Restated Stockholders' Agreement (individually, as a voting trustee, and in a custodial capacity) dated as of March 12, 1999.

                  7. Release. Except for the obligations of USI set forth in this Agreement, Masterson does hereby remise, release and forever discharge USI, and each of USI's past and present divisions, subsidiaries, parents, predecessors, and, in a corporate capacity and as an individual, each of USI's past and present directors, officers, shareholders, agents and employees (except with respect to the obligations of USI under this Agreement, the Amended and Restated 1997 U.S. Interactive Stock Option Plan and any option agreements, the Employee Non-Disclosure, Assignment of Developments, Non-Solicitation and Non-Competition Agreement executed by Masterson on June 28, 1996, as modified by Exhibit A attached hereto, the Second Amended and Restated Stockholders' Agreement (individually, as a voting trustee, and in a custodial capacity) dated as of March 12, 1999 as amended from time to time), and USI does hereby remise, release and forever discharge Masterson (except with respect to the obligations of Masterson under: this Agreement; the Amended and Restated 1997 U.S. Interactive Stock Option Plan and any option agreements; the Employee Non-Disclosure, Assignment of Developments, Non-Solicitation and Non-Competition Agreement executed by Masterson on June 28, 1996 , as modified by Exhibit A attached hereto; the Second Amended and Restated Investors' Rights Agreement dated as of March 12, 1999, as amended from time to time, and the Second Amended and Restated Stockholders' Agreement (individually, as a voting trustee, and in a custodial capacity) dated as of March 12, 1999 as amended from time to time), from any and all manner of actions, causes of action, suits, debts, accounts, contracts, agreements, controversies, which Masterson (in the case of USI) and USI (in the case of Masterson) ever had, now has, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind whatsoever that arose or occurred prior to the date hereof, whether or not now known, including but not limited to any action, cause of action, suit, debt, account, contract, agreement, controversy, judgment, damage, claim, liability and demand of any nature whatsoever, arising out of, relating to or based upon, in whole or in part:

                           (a) Masterson' employment with USI and any
compensation arrangements related thereto, including vacation, sick time, and any options (excluding the Vested Options) granted or to be granted to Masterson by USI;

                           (b) Any act, transaction, practice or conduct arising
or occurring prior to the date hereof, which is actionable, or claimed to be actionable, under any statutory or common law of the United States or any state thereof;

                           (c) Any effect which existed or occurred, or
presently exists, or may in the future exist or occur, as a result of any act, transaction, practice or conduct that occurred prior to the date hereof;

                           (d) All claims arising from or during Masterson's
employment by USI or as a result of the termination of Masterson's employment, and all claims arising under federal, state or local laws or regulations prohibiting employment discrimination based upon age, race, sex, religion, handicap, disability, national origin or any other protected characteristic, including, but not limited to, any and all claims arising under the laws of the Commonwealth of Pennsylvania , the State of New Jersey, and the laws of the State of Delaware, the Age Discrimination in Employment Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, the Employee Retirement Income Security Act ("ERISA"), and/or claims growing out of any legal restrictions, expressed or implied, on USI's right to control or terminate the employment of its employees; and

                           (e) Any other act, transaction, practice or conduct
whatever that occurred prior to the date hereof, whether or not Masterson or USI presently has knowledge of the acts, transactions, practices, conduct or other matters covered herein (all of the foregoing, hereinafter "Claims").

         Exclusions. Notwithstanding the foregoing, nothing in this Severance Agreement shall operate, or shall be construed or interpreted, as a release, acquittal, discharge or waiver of any of the following, and none of the following shall be included in the claims that are the subject of the release contained in this Severance Agreement:

                           a. Such rights of Masterson which are unconditionally
vested in him as of the date hereof under the terms of the employee welfare benefit plans of USI (medical, dental and disability insurance plans, life insurance, and 401(k) plan), Masterson hereby acknowledging that all such rights shall be provided only in accordance with, and subject to, the terms and provisions of the relevant plans as in effect from time to time which are applicable to Masterson.

                           b. The right of Masterson and his dependents to the
continuation of health care coverage for nine (9) months as specified in Section 5 hereof, and subject to, applicable law, including, without limitation, COBRA, of which Masterson understands he will be notified after the date hereof. Masterson hereby acknowledges that such rights are subject to Masterson's timely exercise and that all payments subsequent to such nine (9) month severance period for any such continued health care coverage will be paid by him.

                           c. Masterson's right to reimbursement of business
expenses incurred through the date hereof, in accordance with and subject to the normal reimbursement procedures of USI, provided that in order for a request to be eligible for reimbursement it must be submitted on or before forty-five (45) days after the date hereof.

                           d. Any right which Masterson now has or may have to
claim indemnity (including advancement of expenses) for liabilities in connection with his activities as a director, officer or employee of USI pursuant to the terms of any applicable statute, under any insurance policy, or pursuant to the certificate of incorporation or bylaws of USI.

         Masterson hereby confirms that: (a) his execution of the release contained in this Severance Agreement is a material inducement to USI for entering into this Severance Agreement and making the payments at the time called for herein; (b) Masterson has had the opportunity to consult, and has in fact consulted with legal counsel, concerning this Severance Agreement; (c) no statements, representations or promises have been made to Masterson, or relied upon by Masterson, in executing this Severance Agreement.

                  8. Covenant Not to Sue. Except for the obligations of USI set forth in this Agreement,, Masterson covenants and agrees not to commence or prosecute any action or proceeding against USI or any of USI's past or present divisions, subsidiaries, parents, predecessors, or, in a corporate capacity or as an individual, any of USI's past or present directors, officers, shareholders, agents, or employees, or to assert against USI or any of USI's past or present divisions, subsidiaries, parents, predecessors, or, in a corporate capacity or as an individual, any of USI's past or present directors, officers, shareholders, agents or employees in any action or proceeding any matter whether or not now known, based upon any act, transaction, practice or conduct of USI or any of USI's past or present divisions, subsidiaries, parents, predecessors, or, in a corporate capacity or as an individual, any of USI's past or present directors, officers, shareholders, agents or employees, that occurred prior to the date hereof.

                  9. References. If inquiries are made to USI from prospective employers of Masterson or from any other person or entity, the inquiries (whether written or oral) will be referred to Mr. Pulier or another executive mutually agreed upon by Masterson and USI, and Mr. Pulier or the other executive will provide only the information contained on Exhibit B attached hereto. If authorized by Masterson in writing in advance, USI also will provide a prospective employer any other information mutually agreed upon by Masterson and USI.

                  10. Non-Disparagement: Masterson agrees that he will not disparage or defame USI and/or its current or former directors, officers, shareholders, and employees, and USI agrees not to, and shall cause its directors, officers and employees not to, disparage or defame Masterson.

                  11. Return of USI Property: Masterson agrees that as of the execution of this Severance Agreement, he has returned to USI any and all USI property currently in his possession, including, but not limited to, any USI keys, access cards, credit cards, computer equipment, computer tapes and diskettes, documents, manuals, client information, and any other information in either printed or electronic formats which he obtained as a result of or in connection with his employment by USI, with the exception of the items of personal property and computer equipment specified on Exhibit C attached hereto, which shall be Masterson's property.

                  12. Special Provisions: USI agrees to grant Masterson the following:

              o Masterson's current phone extension and voicemail (to be used without reference to USI) during the nine (9) month period defined in Section 2.

              o During the nine (9) month period, USI's Email account for Masterson will be maintained or at Masterson's option Masterson's current USI Email address will be directed to the following Email address: ----------------.

              o At the request of Masterson, in office storage of Masterson's office furniture including those items specified on Exhibit C for the nine (9) month period defined in Section 2. USI shall be responsible for the first five hundred dollars ($500) for moving the furniture off the USI premises, and Masterson will be responsible for any amounts in excess of five hundred dollars ($500).

              o Allowance of two hundred dollars ($200) per month for a period of nine months for office expenses of Masterson.

              o Administrative support, not to exceed four hours per week, for a period of three months.

              o A waiver of USI's right to purchase Masterson's shares of stock of USI pursuant to Section 3.5(a) of the Second Amended and Restated Stockholders' Agreement dated March 12, 1999 in the event of Masterson's death.

              o USI shall not object to the transfer of shares by Masterson to his children, other donees, trust(s) or a family limited partnership provided the customary and usual joinders are executed and Masterson retains voting control of such shares until consummation of the Offering.

              o In any history of USI, USI will specifically refer to Masterson by name as a co-founder to the extent it refers to any of the other co-founders.

              o USI will allocate 2,500 shares of "friends and family" stock to persons (other than Masterson) designated by Masterson in the Offering.

                  13. Confidentiality: The parties hereto agree that it is the intent of the parties to maintain the complete confidentiality of this Severance Agreement and the negotiations leading to this Severance Agreement. Therefore, the parties agree that they will not publicize, and will take all prudent steps to ensure the confidentiality of this Severance Agreement. The only comment the parties will make about Masterson's resignation from USI is detailed in the attached Exhibit B, that he resigned voluntarily, and that all matters relating to his employment with USI have been resolved to the mutual satisfaction of the parties. Notwithstanding the terms of this Section, Masterson will be entitled to disclose the terms of this Severance Agreement as may be required by law ,and to his lawyers, tax advisors, accountants, and immediate family on the condition that those to whom such disclosure is made also will be bound by the terms of this Section, and USI shall be permitted to disclose the terms of this Severance Agreement as required by law, including any disclosure required in connection with the Offering.

                  14. Public Offering Lock-up. Masterson hereby agrees to execute and deliver to the Underwriter in connection with the Offering a Lock-up Agreement in the form attached hereto concurrently with the execution and delivery to USI of this Severance Agreement by Masterson. Masterson hereby agrees to accurately complete, execute and deliver to USI within three (3) days after the execution and delivery of this Severance Agreement by Masterson the Director & Officer Questionnaire previously delivered to him in connection with the Offering.

                  15. Certain Registration Rights. (a) Election to Include Shares in Offering. Masterson shall, during the fifteen (15) day period commencing on the date hereof, have the right to elect to require USI to include not less than one hundred thousand (100,000) but no more than five hundred thousand (500,000) shares of USI Common Stock in a registration statement to be filed by USI under the Securities Act for offer and sale in the Offering (the "Shares"), subject to the terms and conditions set forth below in this Section
15. Such election shall be made by giving written notice thereof to USI in accordance with the provisions of Section 20 of this Severance Agreement.

                           (b) Underwriting Agreement. Masterson acknowledges
and agrees that he will execute and deliver an Underwriting Agreement as contemplated by the prospectus constituting part of the registration statement and in the form to be agreed upon by USI and the Underwriters. Such Underwriting Agreement shall contain such provisions and terms and conditions as are customarily included in connection with underwritten public offerings of a nature similar to the Offering, including, without limitation, underwritiers' cut-backs and such representations, warranties, agreements, indemnities, and assurances by Masterson as are customarily made or given by selling stockholders to issuers and underwriters.

                           (c) Registration Expenses. All Registration Expenses
shall be borne by USI. "Registration Expenses" shall mean all expenses incurred in effecting the registration contemplated in connection with the Offering, including all registration, qualification and filing fees, reproduction and printing expenses, expenses incurred by USI in the preparation of the registration statement referred to above and the effectiveness of the registration statement, fees and disbursements of counsel for USI and those of USI's other independent professional advisers and experts, listing fees and other costs incurred in listing the Shares for trading on NASDAQ or on any stock exchange, and blue sky fees and expenses (if any), but shall not include: (i) brokerage fees, underwriting discounts and selling commissions relating to the Shares or (ii) any fees and disbursements of counsel to Masterson.

                           (d) Subsequent IPO Registration. In the event the
contemplated Offering by USI is not effected, USI will provide to Masterson in any subsequent offering of USI common stock substantially the same registration rights as provided in this Section 15.

                  16. No Admission of Fault: Masterson and USI agree that their willingness to enter into this Severance Agreement does not constitute, and is not to be construed as, any admission of liability or fault on the part of Masterson or USI.

                  17. Jurisdiction. Any action, suit or proceeding arising out of or relating to this Agreement or any other agreement executed in connection herewith shall be litigated exclusively in the Courts of the Commonwealth of Pennsylvania. Each of the parties hereto hereby irrevocably and unconditionally
(A) submits to the jurisdiction of the Pennsylvania Courts, (B) waives, and agrees not to plead or to make, any objection to the venue of any proceeding in the Pennsylvania Courts, (C) waives, and agrees not to plead or to make, any claim that any proceeding brought in the Pennsylvania Courts has been brought in an improper or otherwise inconvenient forum, (D) waives, and agrees not to plead or to make, any claim that the Pennsylvania Courts lack personal jurisdiction over him or it, (E) waives their rights to remove any proceeding to the federal courts except where such courts are vested with sole and exclusive jurisdiction by statute, and (F) understands and agrees that they shall not seek a jury trial or punitive damages in any proceeding based upon or arising out of or otherwise related to this Agreement or any other agreement executed in connection herewith or the breach, termination or validity thereof, and waives any and all rights to any such jury trial or to seek punitive damages. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances.

                  18. Injunctive Relief; Acceleration of Payments (a) Each party agrees that any breach of their respective obligations under this Agreement will cause irreparable harm to the other party and that in the event of such a breach the other party shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief.

                           (b) In the event it is determined by a court of
competent jurisdiction that USI has breached its obligations to make the required severance payments hereunder, USI shall immediately pay to Masterson
(i) the amount of such payments and all remaining payments, (ii) the benefits and insurance premiums for coverages required to be provided by USI but not provided, (iii) interest at a rate of ten percent (10%) per annum from the original due date on amounts not paid to Masterson, and (iv) all reasonable attorney's fees and costs incurred by Masterson in obtaining such a determination.

                  19. No Waiver. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  20. Notices. Except as expressly set forth in this Agreement, all notices, requests, demands and other communications provided for hereunder shall be in writing and mailed or delivered to the applicable party at the addresses specified below:

         If to Masterson: at the following address, or at such other address as shall be designated by Masterson in a written notice to USI complying as to delivery with the terms of this Agreement:

                                    Richard Masterson
                                    12 Bayau Trail
                                    Medford, NJ 08055
                                    Phone: (609) 953-7266

        With a copy to:             Dean M. Schwartz, Esquire
                                    Stradley, Ronon, Stevens & Young
                                    2600 One Commerce Square
                                    Philadelphia, PA 19103

         If to USI: at the following address, or at such other address as shall be designated by USI in a written notice to Masterson complying as to delivery with the terms of this Agreement:

                                    U.S. Interactive, Inc.
                                    2012 Renaissance Boulevard
                                    King of Prussia, PA  19406
                                    Phone: (610)  313-9700
                                    Fax: (610) 382-8908
                                    Attn: Stephen T. Zarrilli, CEO

         With a copy to:            Lawrence F. Shay, Esquire
                                    Dilworth Paxson LLP
                                    3200 Mellon Bank Center
                                    1735 Market Street
                                    Philadelphia, PA  19103
                                    Phone: (215) 575-7036
                                    Fax: 215-575-7200

         All notices, requests, demands and other communications must be by express overnight courier service, or registered or certified mail return receipt requested, and shall be considered to be delivered three (3) days after dispatch.

                  21. No Transfer of Claim. Masterson represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand or cause of action relating to any matter covered by this Agreement.

                  22. Successors and Assigns. This Agreement shall inure to the benefit of USI and its predecessors, successors and assigns and shall be binding upon Masterson and his heirs, executors, and administrators. Masterson shall not have the right to assign any of his rights hereunder or any interest herein nor delegate any of his duties hereunder.

                  23. Entire Agreement. This Agreement, and the other agreements executed and delivered herewith, constitute the entire agreement between the parties and supersede any prior understandings or agreements concerning the subject matter hereof.

                  24. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to choice of laws principles.

                  25. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement under seal on the day and year set forth below.


WITNESS:

                                   By:
                                       ------------------------------
                                             Richard Masterson

                                   Date:
                                       ------------------------------

                                   U.S. INTERACTIVE, INC.

                                   BY:
                                       ------------------------------
                                   TITLE:
                                       ------------------------------
                                   DATE:
                                       ------------------------------

                                    Exhibit A

         The Employee Non-Disclosure, Assignment of Developments,
Non-Solicitation and Non-Competition Agreement executed by Richard Masterson on June 28, 1996 is hereby amended as follows:

         The provisions of Section 3 shall apply for a period of nine(9) months from the date of the Severance Agreement between Masterson and USI and shall thereafter be null and void.

         Section 3 (iii) is hereby deleted in its entirety and replaced with the following:

(iii) (a) become a partner, officer, director, consultant, agent, lender, employee or 3% or greater stockholder of any entity set forth below; (b) become a partner, officer, director, consultant, agent, lender, employee or 3% or greater stockholder of any of the following entities: Agency.com, Organic, Modem Media Poppe Tyson, Proxicom, Magnet, Rare Medium, IXL, CKS/US Web, RazorFish, K2, Renaissance/Neoglyphics, Sapient/Studio Archetype, Viant, Scient, Ogilvy One, Dawin Digital, Thunder House, EDS, Perot Systems, Cambridge Technology Partners, Diamond; (c) become a partner, officer, director, consultant, agent, lender, employee or a 3% or greater stockholder of any entity which, prior to me becoming an employee, partner, officer, director, agent, lender, consultant, or a 3% or greater stockholder, results from a merger or other combination involving any entity in either (a) or (b) above, or any entity which, prior to me becoming an employee, partner, officer, director, agent, lender, consultant, or a 3% or greater stockholder, controls, is controlled by, or is under common control with, any of the entities in (a) or (b) above; or (d) form an entity which delivers, or as an individual deliver, products or services which are products or services identified in USI's E-Roadmap development plan.

         Notwithstanding anything to the contrary provided herein, the foregoing provisions shall not be deemed to limit or restrict Masterson during such nine
(9) month period with respect to any of the following activities: (a) public speaking as to any topic including internet and E-commerce, (b) involvement in any capacity with V-Call and its products and services, (c) consulting in a personal capacity as to strategic internet and E-commerce matters, provided such consulting is not rendered to or in association with any entity set forth below, and (d) furnishing in any capacity any internet and E-commerce products and services to charitable organizations and institutions.




Atlantic Data Services                                      Benchmarking Partners
BISYS Group, The                                            Born Information Services Group
Cambridge Technology Partners                               Braun Technology Group
Cognizant Technology Solutions                              CIBER, Inc.
Diamond Technology Partners, Inc.                           Clarkston-Potomac Group, Inc.
Kenda Systems                                               Cohesibe Network Systems, Inc.
Registry, Inc., The (Renaissance Worldwide, Inc.)           Collective Technologies
TIER Corporation                                            Computer Merchant (The)
Whittman-Hart                                               Context Integration, Inc.
                                                            Extraprise
                                                            Fort Point Partners, Inc


                                    Exhibit A

i-Cube
Inforte Information Technology
Management Information Consulting, Inc.
Micro Modeling Associates
OneSource Information Services, Inc
Paragon Computer Professionals, Inc.
Pencom Systems, Inc.
Saleslink
Sapient Corporation
Scient
SE Technologies
Seek Consulting Group
Silicon Valley Internet Partners
SPL (Systems Programming, Ltd.)
Tanning Technology Corporation
Tessera Enterprise Systems, Inc.
The Concours Group
The Revere Group, Inc.
US Web
Biant Corporation (Silicon Balley Internet Partners)
ACI Corporation

                                    Exhibit A
                                   (Continued)


ADEPT, Inc.                                                 B&M Associates, Inc.
AppNet Systems, Inc.                                        Barra Inc.
Beacon Application Services Corporation                     Beggs Heidt Enterprise Consulting, Inc.
Breakaway Systems (formerly the Counsell group              Blackwell Consulting Services
Business Data Services, Inc.                                Cambridge Interactive
CoreTech Consulting Group, Inc.                             Circle Strategies, Inc.
CORIO, Inc.                                                 Computer Management Sciences
DARC Development corporation                                Computer Sciences Corporation - Waltham
Decision Technologies, Inc.                                 COMPUTERPEOPLE, Inc.
Eggrock Partners, LLC.                                      Compuware
Eliassen Group                                              Corporate Information Technologies
Elumen Solutions                                            Cotelligent Group, Inc
Greenbrier & Russel                                         C/bridge Internet Solutions
Greystone Solutions, Inc.                                   Daou Systems
ICON Solutions                                              Data Processing Resources Corporation
Internet Business Advantage                                 Database Technologies Corporation
Inbenta                                                     DataEdge, Inc.
Keane, Inc.                                                 Dimension Systems, Inc.
Kinderhook Systems                                          Edgewarter Technology, Inc.
Lante Corporation                                           EDS
Logical Design Solutions                                    Enterprise Networking Systems, Inc.
Mastech Systems Corporation                                 ERP Technologies
METRO Information Services                                  Executive Alliance
Naviant Technology Solutions                                First Consulting Group
NexGen SI, Inc.                                             Free Range Media
Nims Associates, Inc.                                       Granitar Systems, Inc.
NobleStar Systems                                           Group Cortex, Inc
Pencom Web Works                                            Hall, Kinion
PKS Information Systems                                     High Technology Solutions
Professional Development Group, Inc.                        HSO Business Systems, Inc/
PSW Technologies, Inc.                                      Hurwitz Group, Inc
SCB Computer Technology, Inc.                               Immersive Environments
Synetics Corporation                                        Information Management Resources
Technium, Inc.                                              INS (international Network Services)
Technology Solutions Co. Inc.                               Integral Results, Inc.
TransTech                                                   Integrated Information Systems, Inc
TVisions, Inc.                                              Integrates Software Specialists, Inc.
Unisource Systems, Inc.                                     Integration Associates, Inc.
                                                            Interactive Business Systems, Inc.
Adaptive Consulting Partners LLC                            Jack Martin - Independent Consultant
Advanced Technology Systems                                 Kanbay Incorporated
Alliance Consulting Group                                   LCI Computer Group N>B.
American Management Systems                                 Lighthouse Technology Solutions
Aris Corporation                                            Matrix Resources
Automated Labor (Infolmage)



                                    Exhibit A
                                   (Continued)


Maznet Systems, Inc./                                       World Research Advisory
Metzler Group
Modus Media
Natural Data
NCI Information Systems, Inc.
Net Daemons Associates, Inc.
NeTegrity
NetGuru systems, Inc.
NetSolbe, Inc.
Network Six
New Resources Corp.
Nexus Consulting Group
Northeast Consulting Resources
Online Enbirons, Inc.
Optimum Consulting
Opus Communications
Osprey Systems, Inc.
Pinkerton Computer Consultants, Inc
Polaris Service, Inc
Predictive Systems, Inc
Premier Systems Integrators, Inc.
Orixucin
Quest Consulting, Inc.
Rare Medium, Inc.
Razorfish
ReadyAbout Interactive
Research Triangle Consultants, Inc.
ReSOURCE PARTNER, Inc.
Resource Support Associates, inc.
RMS Technologies
Rock Island Group
Rwd Technologies, Inc
Semaphore
Sigma Systems, Inc.
Silverline Industries, Inc.
Snickelways Interactive
Soften Systems
Sullivan and Cogliano Companies (The)
Systems Services Corporation
Systems Solutions Group
Tangent International Computer Consultants, Inc
The Lab
The Telluride Group, Inc.
The Tower Group
US internetworking
Waterstone Consulting
Web Design Group, Inc.


                                    Exhibit B

                                 Inquiry Script


In reference to Richard Masterson

Effective May 18,1999, with the consent and support of the Board of Directors, Richard Masterson resigned his positions as President and as a Director of US Interactive. Richard Masterson remains a significant shareholder of the company.

Under Richard Masterson's leadership, U.S. Interactive has become one of the nation's leading Internet professional services firms with over 200 employees in 5 offices. His strategic insights and activities are responsible for the unique and powerful position as creators of "Electronic Enterprise solutions" supported by a simple product service portfolio under the branded "E-Roadmap (TM)" development plan and proprietary "IVL Methodology (TM)."

In 1994, Richard co-founded U.S. Interactive and served as President from July 1998 to May 1999 and as Executive Vice President Business Development prior thereto.

Richard Masterson is an accomplished President with a unique blend of business strategy, creative marketing, and Internet technology knowledge and skills. These competencies, along with innovative approaches, entrepreneurial enthusiasm and the ability to squeeze maximum results from limited resources, make him a unique leader in the dynamic, rapidly changing Internet business arena.

Under his leadership U.S. Interactive completed the following significant financial events:

         o        Grew annual revenue over 100% each year from 1994 to 1998.
         o Closed three rounds of Venture Capital funding from investors including Safeguard Scientifics, TL Ventures, and Internet Capital Group.
         o Successfully restructured and repositioned the company annually to sustain growth, fulfill the needs of Clients, and profit from the fluid dynamics of the Internet Industry.
         o        Positioned company for possible IPO.
         o Completed 3 M&A events: Web Access acquisition in June 1996, Mixed Media Works acquisition in June 1997, and merger with Digital Evolution in July 1998.


Richard Masterson is also highly visible within the Internet Community, with the following positions, awards and activities among his accomplishments:

         To be submitted subsequently by Masterson and reasonably agreed to by USI.

                                    Exhibit C

                           Property Owned By Masterson


Equipment and possessions of Richard Masterson:

Equipment whose ownership is transferred from USI to Richard Masterson:

         All equipment located in Masterson's office including, without limitation, computer hardware, software and appropriate licenses, but excluding the telephone system and furniture.



Richard Masterson's personal possessions currently located and stored at USI/King of Prussia office:


         All personal possessions located in Masterson's office.